As filed with the Securities and Exchange Commission on January 12, 2011

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM F-3

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

PENN WEST PETROLEUM LTD.

(Exact name of Registrant as Specified in its Charter)

Alberta, Canada	Not Applicable
(State or other jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

Suite 200, 207 - 9th Avenue S.W., Calgary, Alberta, Canada T2P 1K3; (403) 777-2500

(Address of Principal Executive Offices)

DL Services Inc., 701 Fifth Avenue, Suite 6100, Seattle, Washington 98104; telephone: (206) 903-5448

(Name, address, including zip code, and telephone number, including area code, of agent for service)

____________________

Copies to:

Todd H. Takeyasu Executive Vice President and Chief Financial Officer Penn West Petroleum Ltd. Suite 200, 207 - 9th Avenue S.W. Calgary, Alberta Canada T2P 1K3 (403) 777-2500	Daniel M. Miller Dorsey & Whitney LLP Suite 1605, 777 Dunsmuir Street P.O. Box 10444, Pacific Centre Vancouver, British Columbia Canada V7Y 1K4 (604) 630-5199

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☒

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box.    ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to Be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Shares, no par value	10,000,000 Common Shares	US$24.33	US$243,300,000	US$28,248

(1)	Plus such additional common shares as may be issued by reason of stock splits, stock dividends and similar transactions.
(2)	Based on the average of the high and low prices of the common shares of Penn West Petroleum Ltd. on January 10, 2011 on the New York Stock Exchange, and estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457 under the Securities Act of 1933.

PART I

INFORMATION REQUIRED IN THE PROSPECTUS

PENN WEST PETROLEUM LTD.

10,000,000 Common Shares

AMENDED AND RESTATED DIVIDEND REINVESTMENT AND OPTIONAL COMMON SHARE

PURCHASE PLAN

Effective December 8, 2005, our predecessor, Penn West Energy Trust, established a Distribution Reinvestment and Optional Trust Unit Purchase Plan, which we refer to as the “Old Plan”, to provide certain holders of its trust units with (i) a means to reinvest distributions declared and payable to them as unitholders in additional trust units and (ii) an option to purchase additional trust units by investing additional sums within the limits established under the Old Plan. The optional purchase portion of the Old Plan was available only to Canadian residents. On July 30, 2007, the Old Plan was amended and restated in order to allow United States residents to participate in its distribution reinvestment component. We refer to the Old Plan, as so amended and restated, as the “Amended Old Plan”.

On January 1, 2011, Penn West Energy Trust completed a court-approved statutory plan of arrangement, which we refer to as the “Conversion”, pursuant to which unitholders of Penn West Energy Trust exchanged their trust units in Penn West Energy Trust for our common shares. We are the successor to Penn West Energy Trust and have the same assets, liabilities, directors, management and employees that Penn West Energy Trust had prior to completion of the Conversion. We have assumed the Amended Old Plan, and that plan was further amended and restated on the effective date of the Conversion to reflect the Conversion and the implementation of the transactions contemplated by the Conversion. In this prospectus, we refer to the Amended Old Plan, as further amended and restated, which is now called the Amended and Restated Dividend Reinvestment and Optional Common Share Purchase Plan, as the “Plan”.

A participant in the Plan may obtain additional common shares by reinvesting all of the cash dividends paid on the common shares held by the participant without paying any commissions, service charges or brokerage fees. We expect to pay dividends quarterly, on or about the 15th day of the month that follows the end of each quarter, to shareholders of record on the last day of the relevant quarter. A Canadian-resident participant in the Plan may also purchase additional common shares by investing additional sums, within the Plan limits.

At our discretion, common shares will be acquired either at prevailing market rates through the facilities of the Toronto Stock Exchange, or issued from treasury at 95% of the “average market price”. The “average market price” is the arithmetic average (calculated to four decimal places) of the daily volume weighted average trading prices of the common shares on the Toronto Stock Exchange for the 10 trading days immediately preceding a dividend payment date on which at least a “board lot” of common shares is traded. The purchase price is adjusted for certain capital changes, including common share subdivisions, consolidations, certain rights offerings and certain dividends. A “board lot” is 100 common shares. Generally, we expect to issue common shares from treasury at a discount to satisfy the dividend reinvestment component of the Plan.

Our common shares are listed on the Toronto Stock Exchange under the symbol “PWT” and on the New York Stock Exchange under the symbol “PWE”. On January 12, 2011, the closing price for our common shares on the Toronto Stock Exchange was Cdn$25.14 and on the New York Stock Exchange was US$25.42.

The dividends paid by us are dependent upon numerous factors, including our cash flow, and are subject to, among other things, the factors described in this prospectus under the heading “Penn West Petroleum Ltd.”

We cannot estimate anticipated proceeds from the issuance of common shares pursuant to the Plan, which will depend upon the market price of our common shares, the extent of shareholder participation in the Plan and other factors. We will not pay underwriting commissions in connection with the Plan, but will incur costs of approximately US$298,248 in connection with this offering and will be responsible for the ongoing administrative costs associated with the operation of the Plan.

Our principal executive offices are located at Suite 200, 207—9th Avenue S.W., Calgary, Alberta, Canada T2P 1K3, Telephone Number: (403) 777-2500.

Investing in our common shares involves risks. See “Risk Factors” on page 1 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offence.

The date of this prospectus is January 12, 2011.

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ABOUT THIS PROSPECTUS

You should rely only upon the information contained in or incorporated by reference into this prospectus and on other information included in the registration statement of which this prospectus forms a part. References to this “prospectus” include documents incorporated by reference into this prospectus. We have not authorized anyone to provide you with information that is different than the information included in or incorporated by reference into this prospectus. The information incorporated by reference into this prospectus is current only as of its date. We are not making an offer of common shares in any jurisdiction where the offer is not permitted by law.

In this prospectus (excluding the documents incorporated by reference into this prospectus), unless the context requires otherwise, references to “we”, “us” and “our” as of a date following the completion of the Conversion on January 1, 2011 refer to Penn West Petroleum Ltd. and the subsidiaries through which it operates its business, and such references as of a date prior to the completion of the Conversion on January 1, 2011 refer to Penn West Energy Trust, the subsidiaries through which it conducted its business, and its administrator.

Our consolidated financial statements have been prepared in accordance with generally accepted accounting principles in Canada and are stated in Canadian dollars.

Before you invest, you should read this prospectus together with the information incorporated by reference into this prospectus and the additional information described below under the heading “Where You Can Find More Information”. You should refer to the registration statement of which this prospectus forms a part and the exhibits to the registration statement for further information.

RISK FACTORS

Investing in our common shares involves risks. Before you decide to participate in the Plan and invest in our common shares, you should carefully consider the risk described below, together with all risks described in the documents incorporated by reference into this prospectus, including subsequent documents incorporated by reference into this prospectus. Discussions of certain risks and uncertainties affecting us are provided under the heading “Risk Factors” beginning on page 50 of the Annual Information Form of Penn West Energy Trust for the fiscal year ended December 31, 2009, filed as Exhibit 99.1 to Penn West Energy Trust’s Annual Report on Form 40-F for the year ended December 31, 2009, which was filed with the SEC on March 22, 2010 and which is incorporated by reference into this prospectus, and in Penn West Energy Trust’s quarterly report for the nine months ended September 30, 2010, included as Exhibit 99.1 to Penn West Energy Trust’s Report of Foreign Private Issuer on Form 6-K, furnished on November 8, 2010 and which is incorporated by reference into this prospectus, in each case as updated from time to time by our filings under the United States Securities Exchange Act of 1934, and other information contained in or incorporated by reference into this prospectus from time to time.

Risk Related to the Plan

You will not know the price of the common shares you are purchasing under the Plan at the time you authorize the investment or elect to reinvest your dividends.

The price of our common shares may fluctuate between the time you decide to purchase common shares under the Plan and the time of actual purchase. In addition, during this time period, you may become aware of additional information that might affect your investment decision.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, and, accordingly, file reports and other information with the SEC. The reports and other information we file with the SEC in accordance with the Exchange Act can be read and copied, at prescribed rates, at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C., 20549. You may obtain information on the operation of the SEC’s public reference room by calling the SEC at 1-800-SEC-0330. Our filings are also available electronically from the SEC’s Electronic Document

Gathering and Retrieval System (EDGAR) at www.sec.gov, as well as from commercial document retrieval services. You may also want to visit our website at www.pennwest.com for further information.

We have filed under the United States Securities Act of 1933 a registration statement on Form F-3 relating to the Plan. This prospectus forms a part of the registration statement. This prospectus does not contain all of the information included in the registration statement, certain portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information about us and our common shares you are encouraged to refer to the registration statement and the exhibits that are incorporated by reference into it. Statements contained in this prospectus describing provisions of the Plan are not necessarily complete, and in each instance reference is made to the copy of the Plan that is included as an exhibit to the registration statement, and each such statement in this prospectus is qualified in all respects by such reference.

DOCUMENTS INCORPORATED BY REFERENCE

The following documents filed with or furnished to the Securities and Exchange Commission are specifically incorporated by reference into, and form a part of, this prospectus:

1.	Penn West Energy Trust’s Annual Report on Form 40-F for the fiscal year ended December 31, 2009, filed on March 22, 2010.

2.	Our registration statement on Form 8-A relating to our common shares, filed on January 3, 2011.

3.	Penn West Energy Trust’s quarterly report for the nine months ended September 30, 2010, included as Exhibit 99.1 to Penn West Energy Trust’s Report of Foreign Private Issuer on Form 6-K, furnished on November 8, 2010.

4.	Reconciliation of Canadian and United States Generally Accepted Accounting Principles with respect to Penn West Energy Trust’s unaudited interim consolidated financial statements as at and for the nine month period ended September 30, 2010, included as Exhibit 99.2 to Penn West Energy Trust’s Report of Foreign Private Issuer on Form 6-K furnished on November 8, 2010.

5.	Penn West Energy Trust’s quarterly report for the six months ended June 30, 2010, included as Exhibit 99.1 to Penn West Energy Trust’s Report of Foreign Private Issuer on Form 6-K, furnished on August 6, 2010.

6.	Reconciliation of Canadian and United States Generally Accepted Accounting Principles with respect to Penn West Energy Trust’s unaudited interim consolidated financial statements as at and for the six month period ended June 30, 2010, included as Exhibit 99.2 to Penn West Energy Trust’s Report of Foreign Private Issuer on Form 6-K furnished on August 6, 2010.

7.	Penn West Energy Trust’s quarterly report for the three months ended March 31, 2010, included as Exhibit 99.1 to Penn West Energy Trust’s Report of Foreign Private Issuer on Form 6-K, furnished on May 6, 2010.

8.	Reconciliation of Canadian and United States Generally Accepted Accounting Principles with respect to Penn West Energy Trust’s unaudited interim consolidated financial statements as at and for the three month period ended March 31, 2010, included as Exhibit 99.2 to Penn West Energy Trust’s Report of Foreign Private Issuer on Form 6-K furnished on May 6, 2010.

9.	Penn West Energy Trust’s Management Proxy Circular, dated May 4, 2010, prepared in connection with its annual meeting of unitholders held on June 8, 2010, included as Exhibit 99.1 to Penn West Energy Trust’s Report of Foreign Private Issuer on Form 6-K, furnished on May 14, 2010.

10.	Penn West Energy Trust’s Information Circular and Proxy Statement, dated November 10, 2010, included as Exhibit 99.1 to Penn West Energy Trust’s Report of Foreign Private Issuer on Form 6-K, furnished on November 18, 2010.

11.	Penn West Energy Trust’s Report of Foreign Private Issuer on Form 6-K, furnished on January 19, 2010.

12.	Penn West Energy Trust’s Report of Foreign Private Issuer on Form 6-K, furnished on March 2, 2010.

13.	Exhibit 99.1 to Penn West Energy Trust’s Report of Foreign Private Issuer on Form 6-K, furnished on March 22, 2010.

14.	Penn West Energy Trust’s Report of Foreign Private Issuer on Form 6-K, furnished on May 14, 2010.

15.	Penn West Energy Trust’s Report of Foreign Private Issuer on Form 6-K, furnished on June 1, 2010.

16.	Penn West Energy Trust’s Report of Foreign Private Issuer on Form 6-K, furnished on August 24, 2010.

17.	Penn West Energy Trust’s Report of Foreign Private Issuer on Form 6-K, furnished on September 24, 2010.

18.	Penn West Energy Trust’s Report of Foreign Private Issuer on Form 6-K, furnished on November 22, 2010.

19.	Penn West Energy Trust’s Report of Foreign Private Issuer on Form 6-K, furnished on December 2, 2010.

20.	Exhibit 99.1 to our Report of Foreign Issuer on Form 6-K, furnished on January 11, 2011.

In addition, all subsequent Annual Reports on Form 20-F, Form 40-F or Form 10-K, and all subsequent filings on Form 10-Q or Form 8-K, that we file pursuant to the Exchange Act prior to the termination of this offering, are hereby incorporated by reference into this prospectus. Also, we may incorporate by reference future reports on Form 6-K that we furnish subsequent to the date of this prospectus by stating in those Form 6-K’s that they are being incorporated by reference into this prospectus.

Any statement contained in a document incorporated by reference into this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, in one of those other documents or in any other later filed document that is also incorporated by reference into this prospectus modifies or supersedes that statement. Any such statement so modified shall not be deemed, except as so modified, to constitute a part of this prospectus. Any such statement so superseded shall be deemed not to constitute a part of this prospectus.

Any person receiving a copy of this prospectus, including any beneficial owner, may obtain without charge, upon written or oral request, a copy of any of the documents incorporated by reference into this prospectus, except for the exhibits to those documents unless the exhibits are specifically incorporated by reference into those documents. Requests should be directed to our principal executive offices, Suite 200, 207—9th Avenue S.W., Calgary, Alberta, Canada T2P 1K3, Attention: Investor Relations; Telephone Number: (403) 777-2699.

ENFORCEABILITY OF CIVIL LIABILITIES

We are a corporation organized under the laws of Alberta, Canada and our principal offices are located in Calgary, Alberta, Canada. The enforcement by investors of civil liabilities under the United States federal or state securities laws may be affected adversely by the fact that we have been organized under the laws of Alberta, Canada, that most of our officers and directors are residents of Canada, that some or all of the experts named in this prospectus are residents of Canada, and that all or a substantial portion of their assets and our assets are located outside of the United States. As a result, it may be difficult for United States investors to effect service of process within the United States upon us and upon those directors, officers or experts who are not residents of the United States, or to realize in the United States upon judgments of courts of the United States, predicated upon civil liability of such persons under United States federal or state securities laws. There is doubt as to the enforceability in Canada against us or against our directors, officers or experts who are not residents of the United States, in original actions or in actions for enforcement of judgments of United States courts of liabilities based solely upon the United States federal or state securities laws. We have appointed DL Services Inc., 1420 Fifth Avenue, Suite 3400, Seattle, Washington 98101, as our agent in the United States upon which service of process against us may be made in any action based on this prospectus.

EXCHANGE RATE INFORMATION

In this prospectus, unless otherwise indicated, references to “$” or “US$” indicate references to United States dollars. References to “Cdn$” indicate references to Canadian dollars.

The following table lists, for each period presented, the high and low exchange rates, the average of the exchange rates during the period indicated, and the exchange rates at the end of the period indicated, for one Canadian dollar, expressed in United States dollars, based on the noon exchange rate published by the Bank of Canada.

	Year ended December 31,
	2008	2009	2010
High for the period	$1.0289	$0.9716	$1.0054
Low for the period	$0.7711	$0.7692	$0.9278
End of period	$0.8166	$0.9555	$1.0054
Average for the period	$0.9381	$0.8757	$0.9709

On January 12, 2011, the Bank of Canada’s noon exchange rate was Cdn$1.00 = US$1.0138.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference into this prospectus include forward-looking statements. These statements relate to future events or our future performance. All statements other than statements of historical fact may be forward-looking statements. The use of any of the words “seek”, “anticipate”, “budget”, “plan”, “continue”, “estimate”, “expect”, “forecast”, “may”, “will”, “project”, “could”, “believe”, “predict”, “target”, “intend”, “might”, “potential”, “should” and similar expressions are intended to identify forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results or events to differ materially from those anticipated by our forward-looking statements. We believe the expectations reflected in our forward-looking statements are reasonable, but we cannot assure you that our expectations will prove to be correct. You should not unduly rely on forward-looking statements included in, or incorporated by reference into, this prospectus. These statements speak only as of the date of this prospectus or as of the date specified in the documents incorporated by reference into this prospectus, as applicable.

In particular, this prospectus and the documents incorporated by reference into this prospectus contain forward-looking statements based on assumptions pertaining to, among other matters, the following:

•	the performance characteristics of our oil and natural gas properties;

•	environmental regulation compliance costs and strategy, the implications thereof and our strategies relating thereto;

•	oil and natural gas production level estimates;

•	reserves and resources estimates;

•	netback estimates;

•	our business strategy and plans;

•	our product balance;

•	the sufficiency of our environmental program;

•	funding sources for dividends and dividend levels;

•	our ability to maintain our productive capacity;

•	the impact of seasonal factors on us, including on our dividend policies;

•	the funding of our asset retirement obligations;

•	our outlook for oil and natural gas prices;

•	our forecast capital expenditures and the allocation and funding thereof;

•	our exploration and development plans for our oil and natural gas properties and the timing for executing such plans;

•	our ability to limit increases in our costs in the future;

•	currency exchange rates;

•	our forecast funds flow;

•	the sensitivity of our assumptions regarding funds flow and net income to changes in certain operational and financial metrics;

•	the nature and effectiveness of our risk management strategies;

•	the sufficiency of our insurance coverage to compensate us for certain losses and related expenses; and

•	our belief that we will be successful in renewing or replacing our credit facilities on acceptable terms when they mature.

With respect to forward-looking statements contained or incorporated by reference in this prospectus, we have made assumptions regarding, among other things:

•	future capital expenditure levels;

•	future oil and natural gas prices and differentials between light, medium and heavy oil prices;

•	future oil and natural gas production levels;

•	future interest rates;

•	future exchange rates;

•	the amount of future cash dividends that we intend to pay;

•	the cost of expanding our property holdings;

•	our ability to obtain equipment in a timely manner to carry out development activities;

•	the ability of our insurance coverage to compensate us for certain losses and related expenses;

•	our ability to market our oil and natural gas successfully to current and new customers;

•	the impact of increasing competition;

•	our ability to retain and continue to attract qualified personnel;

•	royalty rates on our petroleum and natural gas production;

•	our ability to obtain financing on acceptable terms;

•	the nature and extent of the risk that counterparties with whom we contract will default on their contractual obligations;

•	our ability to reduce or contain increases in operating and general and administrative costs; and

•	our ability to maintain existing production and add new production and reserves through our development and exploitation activities.

Although we believe that the expectations reflected in the forward-looking statements contained or incorporated by reference in this prospectus, and the assumptions on which such forward-looking statements are made, are reasonable, there can be no assurance that the expectations will prove to be correct. Readers are cautioned not to place undue reliance on forward-looking statements included or incorporated by reference in this prospectus, as there can be no assurance that the plans, intentions or expectations upon which the forward-looking statements are based will occur. By their nature, forward-looking statements involve numerous assumptions, known and unknown risks and uncertainties that contribute to the possibility that the predictions, forecasts, projections and other forward-looking statements will not occur, which may cause our actual performance and financial results in future periods to differ materially from any estimates or projections of future performance or results expressed or implied by such forward-looking statements. These risks and uncertainties include, among other things:

•	volatility in market prices for oil and natural gas;

•	the impact of weather conditions on seasonal demand and our ability to execute capital programs;

•	risks inherent in oil and natural gas operations;

•	uncertainties associated with estimating reserves and resources;

•	competition for, among other things, capital, acquisitions of reserves, resources, undeveloped lands and skilled personnel;

•	incorrect assessments of the value of acquisitions;

•	geological, technical, drilling and processing problems;

•	general economic conditions in Canada, the U.S. and globally;

•	industry conditions, including fluctuations in the price of oil and natural gas;

•	royalties payable in respect of our oil and natural gas production;

•	changes in government regulation of the oil and natural gas industry, including environmental regulation;

•	fluctuations in foreign exchange or interest rates;

•	unanticipated operating events that can reduce production or cause production to be shut-in or delayed;

•	failure to obtain industry partner and other third-party consents and approvals when required;

•	stock market volatility and market valuations;

•	the ability of the Organization of the Petroleum Exporting Countries to control production and balance global supply and demand of crude oil at desired price levels;

•	political uncertainty, including the risk of hostilities, in the petroleum producing regions of the world;

•	the need to maintain compliance with and obtain required approvals from regulatory authorities from time to time;

•	failure to realize the anticipated benefits of acquisitions;

•	changes in federal and provincial taxation laws and regulations;

•	changes in the Alberta royalty framework and their impact on us;

•	our failure to close one or more asset disposition transactions on the terms agreed to or at all;

•	uncertainty of obtaining required approvals in respect of acquisitions and mergers; and

•

the other factors described under “Risk Factors” in this prospectus and in our public filings, including Penn West’s Annual Report on Form 40-F for the fiscal year ended December 31, 2009, filed on March 22, 2010.

Statements relating to “reserves” or “resources” are by their nature forward-looking statements, as they involve the implied assessment, based on certain estimates and assumptions, that the resources and reserves described can be profitably produced in the future.

Readers are cautioned that the foregoing list of factors is not exhaustive. The forward-looking statements contained in this prospectus and the documents incorporated by reference in this prospectus are expressly qualified by this cautionary statement. The factors listed above should not be construed as exhaustive. We undertake no obligation to publicly update or revise any forward looking statements unless expressly required to do so by applicable securities laws.

PENN WEST PETROLEUM LTD.

We are a Canadian-based corporation created in connection with the Conversion on January 1, 2011, pursuant to an amalgamation under the Business Corporations Act (Alberta), which we refer to as the “ABCA”. We are engaged in the business of oil and natural gas exploitation, development, acquisition and production in Canada. Our operations are currently focused almost exclusively in Canada.

Our common shares are listed on the Toronto Stock Exchange under the symbol “PWT” and on the New York Stock Exchange under the symbol “PWE”.

We intend to make quarterly payments of cash dividends to our shareholders to the extent determined by our board of directors. We expect to pay those quarterly dividends on or about the 15th day of the month that follows the end of each quarter, to shareholders of record on the last day of the relevant quarter. We expect that our initial dividend rate will be Cdn.$0.27 per common share, and that our first quarterly dividend will be declared payable on April 15, 2011 to shareholders of record on March 31, 2011.

Our historical dividends, and the historical distributions of the Trust, may not be reflective of future dividends, which will be subject to review by our board of directors after taking into account the prevailing circumstances at the relevant time. The amount of future cash dividends, if any, will be subject to the discretion of our board of directors, and may vary depending upon a variety of factors and conditions existing from time to time, including, without limitations, fluctuations in commodity prices, production levels, capital expenditure requirements, debt service requirements, operating costs, royalty burdens, foreign exchange rates, and the satisfaction of solvency tests imposed by statute for the declaration and payment of dividends. Depending on these and various other factors, many of which will be beyond our control, we will change our dividend policy from time to time, and as a result, future cash dividends could be reduced or suspended entirely. The market value of our common shares may deteriorate if we reduce or suspend the amount of cash dividends that we pay in the future, and that deterioration may be material. You should refer to the section of this prospectus entitled “Risk Factors”. The paying agent for our dividends in the United States is CIBC Mellon Trust Company.

As of January 11, 2011, there were 459,989,777 of our common shares issued and outstanding.

Our principal executive offices are located at Suite 200, 207—9th Avenue S.W., Calgary, Alberta, Canada T2P 1K3, Telephone Number: (403) 777-2500.

USE OF PROCEEDS

We have no basis for estimating precisely either the number of common shares that may be sold under the Plan or the prices at which the common shares may be sold. The amount of the proceeds that we will receive will depend on the number of participants in the Plan, the amount of the monthly dividends that we pay and the amount invested by Canadian participants in additional common shares through the optional common share purchase component of the Plan. The net proceeds from the sale of the common shares will be principally used for general corporate purposes.

THE PLAN

The following is a summary of the material attributes of the Plan. The summary does not purport to be complete and is subject to, and qualified in its entirety by, reference to the complete Plan that is filed as an exhibit to the registration statement of which this prospectus forms a part.

Purpose of the Plan

The purpose of our Plan is to allow holders of our common shares to reinvest dividends declared and payable to them as shareholders in additional common shares without paying any brokerage commissions or service charges. At our discretion, common shares will be acquired either at prevailing market rates through the facilities of the Toronto Stock Exchange, or issued from treasury at a 5% discount to the “average market price” of the common shares, which is based upon the average market price of our common shares as calculated under the Plan. Generally, we expect to issue common shares from treasury at a discount to satisfy the dividend reinvestment component of the Plan. However, we will determine prior to each dividend payment date the amount of equity, if any, that will be made available from treasury under the Plan on that date. No assurances can be made that common shares will be made available from treasury on a regular basis, or at all.

In addition, the Plan provides a shareholder that is resident in Canada with the opportunity to purchase additional common shares, without discount, subject to a minimum investment of Cdn$500 per quarter and a maximum investment of Cdn$15,000 per quarter. We expect to pay dividends quarterly, on or about the 15th day of the month that follows the end of each quarter, to shareholders of record on the last day of the relevant quarter.

We seek to provide a sustainable and predictable stream of dividends; however the dividends paid by us are dependent on numerous factors, including our cash flow, and are therefore subject to, among other things, fluctuations in the quantity of oil and natural gas produced, prices received for that production, hedging contract receipts and payments, taxes, our direct expenses, operating costs, debt service charges and general and administrative expenses. Our policy in respect of dividends is reviewed periodically in order to establish dividend levels commensurate with, among other things, cash flow expectations and internal cash requirements.

Participation in the Plan

You are eligible to participate in the Plan if you are a holder of at least one common share and meet the requirements outlined below. The extent to which you may directly participate in the Plan will depend on the manner in which you hold your common shares.

If you are a registered owner you may directly enroll in the Plan. If you are a beneficial owner then, in order to participate in the Plan, you must make arrangements through your broker, investment dealer, financial institution or other nominee who holds the common shares on your behalf.

To become a participant, you or your nominee must complete a form authorizing us to forward all cash dividends paid on all common shares registered in your name or in your nominee’s name on your behalf, now or in the future, to CIBC Mellon Trust Company, the plan agent for the Plan (the “Plan Agent”). The completed authorization form should be forwarded to the Plan Agent at the address set out under “Notices” below. Residents of Canada and the United States are allowed to participate in the Plan. Shareholders resident in other jurisdictions may participate in the Plan only if permitted by the laws of Canada and the jurisdiction in which they reside and we specifically extend the Plan to that jurisdiction. The optional cash payment component of the Plan is available only to Canadian residents. Dividends to be reinvested under the Plan on behalf of shareholders who are not residents of Canada, including residents of the United States, will be subject to applicable Canadian non-resident withholding tax. See “Income Tax Considerations Relating to the Plan – Canadian Federal Income Tax Considerations” in this prospectus.

We and the Plan Agent reserve the right to deny participation in the Plan to any person who appears to be, or who we or the Plan Agent have reason to believe is, subject to the laws of any jurisdiction which do not permit participation in the Plan in the manner sought by or on behalf of that person.

If you are a beneficial owner and wish to participate in the dividend reinvestment component of the Plan, then you must determine whether your nominee allows participation in the Plan. Please note that not all nominees will allow, nor is any nominee required to allow, your participation in the Plan. If you wish to participate and your nominee does not allow it, it is your responsibility to either transfer your common shares to a different nominee allowing participation or into your own name and enroll directly. If you wish to participate and your nominee does allow it, you must arrange for your nominee to enroll in the dividend reinvestment component of the Plan on your behalf. If you choose to enroll in the Plan, your nominee may be required to elect to participate on your behalf every dividend period.

You may obtain an authorization form at any time by either providing a written request to the Plan Agent or to us, or by visiting our website at www.pennwest.com. If you are a registered holder, once you have enrolled in the Plan, you will remain enrolled until you discontinue participation or until we terminate or suspend the Plan. If you are a beneficial holder, your nominee may be required to elect to participate on your behalf every dividend period. See “Termination of Participation” and “Amendment, Suspension or Termination of Plan and Plan Agent” below.

Your participation in the Plan will commence with the dividend payment date following the quarter in which you or your nominee submitted your authorization form, provided that:

(i)	if you are a registered owner of common shares, the Plan Agent received the form on or before the dividend record date to which such dividend relates; or

(ii)	if you are a beneficial owner of common shares, the Plan Agent received the form from CDS Clearing and Depository Services Inc. (“CDS”), the Depository Trust Company (“DTC”) or other nominee on or before the dividend record date to which such dividend relates.

If the authorization form is not received by the Plan Agent on or before the dividend record date to which such dividend relates, the dividend will be paid to you in the usual manner and participation in the Plan will commence with the next dividend.

We reserve the right to determine, from time to time, a minimum number of common shares that a participant must hold in order to qualify for or continue enrolment in the Plan and reserve the right to refuse participation to, or cancel participation of, any person who, in our opinion, is participating in the Plan primarily with a view to arbitrage trading.

Optional Common Share Purchases Pursuant to the Plan

Additionally, residents of Canada are eligible to make additional cash investments through optional cash payments that will be invested in common shares by the Plan Agent. Participants who are resident in Canada may invest a minimum of Cdn$500 per optional cash payment to a maximum of Cdn$15,000 per quarter. No more than 2% in aggregate of the number (at the commencement of that fiscal year) of outstanding common shares may be purchased by all participants pursuant to optional cash payments in any fiscal year.

The optional cash payment component of the Plan is available only to Canadian residents.

Method of Purchase

Under the terms of the Plan, if you are a holder of common shares, you may direct the Plan Agent to reinvest all cash dividends on common shares registered or held in your name to purchase new common shares. Cash dividends payable on common shares registered for a participant in the Plan, after deduction of any applicable withholding tax, will be paid to the Plan Agent and applied automatically by the Plan Agent on each dividend payment date to the purchase of common shares for that participant. The Plan Agent will credit the additional common shares to the participant’s or its nominee’s account.

Purchase Price

Generally, we expect to issue common shares from treasury at a discount to satisfy the dividend reinvestment component of the Plan. In connection with those purchases, the Plan Agent shall purchase common shares from us at a purchase price per common share equal to 95% of the “average market price”. The “average market price” is the arithmetic average (calculated to four decimal places) of the daily volume weighted average trading prices of the common shares on the Toronto Stock Exchange for the 10 trading days immediately preceding a dividend payment date on which at least a “board lot” of common shares is traded. The purchase price is adjusted for certain capital changes, including common share subdivisions, common share consolidations, certain rights offerings and certain dividends. A “board lot” is 100 common shares.

Alternatively, in our discretion, the Plan Agent shall purchase common shares at prevailing market prices through the facilities of the Toronto Stock Exchange following the dividend payment date. Such purchases may be made at any time during the 15 business day period following the relevant dividend payment date.

Fractional Common shares

Participation in the Plan may result in the participant holding a fraction of a common share (up to four decimal places). Dividends will be paid and reinvested on such fractional common shares. The Plan Agent will pay a cash adjustment for any such fractional common share upon the withdrawal or termination by the participant of his or her participation in the Plan or upon termination of the Plan.

Proration in Certain Events

If, in respect of any dividend payment date, fulfilling all of the elections under the Plan would result in us exceeding the limit on new equity set by us in our discretion or the aggregate annual limit on new common shares issuable, then elections for the purchase of new common shares on that dividend payment date will be prorated among all participants in the dividend reinvestment component of the Plan according to the number of additional common shares sought to be purchased.

If we determine not to issue any equity through the Plan on a particular dividend payment date and the Plan Agent does not purchase common shares in the market at prevailing market prices in accordance with the Plan, then all participants will receive the cash dividend to which they would otherwise be entitled to on such dividend payment date or a refund for optional cash purchases not invested under the Plan (without interest or deduction thereon).

Rights Offering

If we make available to our shareholders rights to subscribe for additional common shares or other securities, rights certificates will be issued by us to each participant in respect of whole common shares held in a participant’s account under the Plan on the record date for that rights issue.

There will be no rights issuable on a fraction of a common share held for a participant’s account.

Subdivision

If common shares are distributed pursuant to a subdivision of common shares, the common shares received by the Plan Agent for participants under the Plan will be held by the Plan Agent and credited by the Plan Agent proportionately to the accounts of the participants in the Plan. A certificate for any common shares resulting from such a subdivision of common shares that are registered in the name of a participant, rather than the name of the Plan Agent, will be sent directly to the participant in the same manner as to shareholders who are not participating in the Plan.

Administration

CIBC Mellon Trust Company, as Plan Agent for the participants, will administer the Plan. Its responsibilities include:

•	effecting participation in the Plan by participants upon receipt of a duly completed enrollment form in accordance with the instructions contained in the enrollment form;

•	establishing and maintaining records for the Plan and for the account of each participant;

•	purchasing and crediting the common shares accumulated under the Plan to each participant’s account;

•	receiving optional cash payments from participants resident in Canada in accordance with the restrictions imposed by the Plan, and crediting the optional cash payments to the participant’s account;

•	providing optional cash payments to us for the purchase of common shares, and crediting the common shares to the participants’ accounts;

•	reporting quarterly to the participants;

•	maintaining appropriate records to facilitate the provision of tax information to participants;

•	processing requests from participants for amendments to, or termination of, their participation in the Plan; and

•	other duties required by the Plan or necessary or desirable to fulfill the aims of the Plan.

Participants’ Accounts and Reports

The Plan Agent will maintain a separate account for each participant (other than those registered with CDS or DTC) which will be credited with the common shares allocated to such participant. The Plan Agent will, on a quarterly basis, furnish to each participant, a report of the common shares purchased for such participant (including, in the case of Canadian residents only, common shares purchased pursuant to optional cash payments) in respect of each dividend made in the most recently completed quarter and the cumulative total of all common shares purchased for that account.

These reports will be the only record for participants of the cost of each purchase of common shares. All such reports should be retained by participants for income tax purposes. In addition, each participant will receive annually the appropriate tax information for recording dividend income. The reinvestment of dividends under the Plan will not relieve participants of any income tax applicable to such dividends.

Common Share Certificates

Generally, certificates for new common shares purchased through the Plan will be registered in the name of the Plan Agent or its nominee, as agent for the participants, and reported on the statement of account. This service protects against loss, theft or destruction of common share certificates. However, participants who are registered shareholders and who require a common share certificate but who do not wish to terminate participation in the Plan may obtain a certificate for any number of whole common shares held in their account by written request to the Plan Agent. A certificate will not be issued for a fraction of a common share.

Plan accounts are maintained in the names in which certificates were registered with us at the time the participant enrolled in the Plan. Consequently, certificates for whole common shares withdrawn from the Plan will be registered in exactly the same manner when issued.

Common shares being held for a participant in the Plan may not be pledged, sold or otherwise disposed of by a participant. The participant who wishes to do so must request that a certificate for the required number of common shares be issued before such action may be taken. Certificates will be issued as soon as practicable and generally within three weeks of receipt by the Plan Agent of a participant’s written request. Both the new certificated common shares and the common shares remaining in a participant’s account will continue to receive additional common shares pursuant to the reinvestment of dividends.

Commissions and Administrative Costs

There will be no commissions, service charges or brokerage fees payable by participants in connection with the purchase of additional common shares under the Plan. Administrative costs associated with the operation of the Plan, including the fees and expenses of the Plan Agent, will be borne by us. However, participants who enroll in the Plan through a broker, trust company, bank or other nominee may be subject to fees in accordance with their nominee. The Plan Agent will be paid fees for its services pursuant to a dividend reinvestment plan services agreement between us and the Plan Agent.

Responsibilities of Penn West Petroleum Ltd. and the Plan Agent

Neither we nor the Plan Agent shall be liable for any act or any omission to act in connection with the operation of the Plan. Participants should recognize that neither we nor the Plan Agent can assure a profit or protect against loss as a result of their purchase of common shares under the Plan.

Termination of Participation

Plan participants may, after electing to participate in the Plan, terminate their participation in the Plan by providing a written termination notice to the Plan Agent not less than three business days prior to the dividend record date for the next dividend. If the termination form is not received by the Plan Agent not less than three business days prior to the dividend record date to which such dividend relates, your participation in the Plan will continue in the usual manner and the termination will be effective for the next dividend. In the case of beneficial holders whose participation must be renewed on a quarterly basis, your participation may be terminated simply by your nominee not electing to participate in the Plan on your behalf for a particular dividend.

Death will not affect your election to participate unless a written notice of death of a participant is provided to the Plan Agent, along with instructions to terminate from anyone acting in a representative or fiduciary capacity. This request must be accompanied by satisfactory evidence of the appointment and authority to act. Written notice of a participant’s death must be received not less than three business days prior to a dividend record date to be effective for the dividend payment date to which it relates. Otherwise, such written notice will be effective for the dividend payment date following the dividend payment date to which such dividend record date relates.

Upon termination of participation in the Plan, the Plan Agent will settle the participant’s account by transferring the participant’s common shares to or for the account of such participant, or to or for the account of such participant’s estate, and, if applicable, issuing a cheque representing a cash adjustment for any fractional common shares.

Shareholder Voting

For any meeting of shareholders, you will receive proxy materials in order to vote all common shares held for your account. Your common shares will be voted as you direct or you may vote by proxy or in person at the meeting of shareholders. A fractional common share does not carry the right to vote.

Amendment, Suspension or Termination of Plan and Plan Agent

We may amend, suspend or terminate the Plan at any time, but such action shall have no retroactive effect that would prejudice the interests of participants. Where required, amendments to the Plan will be subject to the prior approval of the Toronto Stock Exchange or the New York Stock Exchange. All participants will be sent written notice of any amendment, suspension or termination of the Plan in accordance with the Plan and any applicable securities law requirements.

We may, in our sole discretion, and upon at least 30 days’ notice to the Plan Agent (or such lesser time period as may be agreed to by us and the Plan Agent), remove the Plan Agent and appoint another person to act as agent under the Plan.

Similarly, the Plan Agent may resign as agent under the Plan upon at least 30 days’ notice to us (or such lesser time period as may be agreed to by us and the Plan Agent) and upon delivery to us of all documents and monies being held by the Plan Agent on our behalf pursuant to the Plan.

Notices

All notices required to be given to participants will be mailed to them at the address shown on the records of the Plan Agent.

Written communications to the Plan Agent should be addressed to:

CIBC Mellon Trust Company

600, 333 – 7th Avenue S.W.

Calgary, Alberta T2P 2Z1

Canada

Attention:	Client Services
Facsimile:	(403) 264-2100

Written communications to us should be addressed to:

Penn West Petroleum Ltd.

Suite 200, 207 – 9th Avenue S.W.

Calgary, Alberta, Canada T2P 1K3

Attention:	Investor Relations
Facsimile:	(403) 777-2699

Governing Law

The Plan shall be governed by and construed in accordance with the laws of the Province of Alberta and the laws of Canada applicable therein.

INCOME TAX CONSIDERATIONS RELATING TO THE PLAN

The following summary of tax consequences is of a general nature only and is not intended to be legal or tax advice to any particular participant. It is the responsibility of participants in the Plan to consult their own tax advisors with respect to the tax consequences of participation in the Plan in their respective country of residence.

Canadian Federal Income Tax Considerations

The following is a summary only of certain Canadian federal income tax considerations relevant to participation in the Plan for purposes of the Income Tax Act (Canada), which we refer to as the “Tax Act”. This summary is based upon the current provisions of the Tax Act and the regulations thereunder (the “Regulations”), the current provisions of the Canada-United States Tax Convention (1980) (the “Canada-U.S. Tax Treaty”) and our understanding of the current published administrative practices of the Canada Revenue Agency. This summary also takes into account all specific proposals to amend the Tax Act and the Regulations publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Proposed Amendments”). This summary does not otherwise take into account or anticipate any changes in law, whether by judicial, regulatory or legislative action, or in administrative practice, nor does it take into account provincial or territorial laws of Canada or the tax laws of any foreign country. No assurances can be given that the Proposed Amendments will be enacted as proposed or that legislative, judicial or administrative changes will not modify or change the statements expressed herein after the date of the Plan.

Residents of Canada

The following is a summary of the principal Canadian federal income tax considerations generally applicable to a participant in the Plan who, for purposes of the Tax Act and any applicable tax treaty, and at all relevant times, is resident or deemed to be resident in Canada.

The fact that dividends are reinvested under the terms of the Plan does not relieve shareholders of any liability for taxes that may be payable on such dividends. To the extent that a dividend from us would be included in the income of shareholders for the purposes of the Tax Act, such amount will be included in the income of shareholders who elect to reinvest such amount in new common shares under the Plan. Such dividends will be subject to the usual gross up and dividend tax credit regime of the Tax Act if received by Canadian resident individuals.

The cost to a shareholder of common shares acquired pursuant to the optional cash payment component of the Plan will be equal to the amount of optional cash payments made by the shareholder.

The Canada Revenue Agency (the “CRA”) generally takes the position that the amount, if any, by which the fair market value of any common shares acquired pursuant to the dividend reinvestment component of the Plan on the date of purchase of such common shares exceeds the purchase price therefor must be included in the income of the shareholder. Shareholders should note that neither we nor the Plan Agent is required to provide, and will not be providing, any notice or report to shareholders in respect of such income.

Where the common shares acquired pursuant to the dividend reinvestment component of the Plan are capital property to the shareholder, the amount of the cash dividend reinvested will be added in computing the cost to the shareholder of such common shares for purposes of determining the adjusted cost base and capital gain or loss on the disposition of such common shares. The cost of such common shares held as capital property by the shareholder must be averaged with the cost of all other common shares held by the shareholder as capital property for the purpose of determining the adjusted cost base of all common shares held by the shareholder as capital property pursuant to the averaging provisions of the Tax Act.

If a shareholder disposes of common shares acquired under the Plan which are capital property, the shareholder will recognize a capital gain (or a capital loss) to the extent that the proceeds of disposition exceed (or are less than) such adjusted cost base of the common shares held by the shareholder immediately before the disposition. One-half of the capital gain (the “taxable capital gain”) must be included in income of the shareholder for the year in which the disposition occurs and one-half of a capital loss (the “allowable capital loss”) generally may be deducted by the shareholder against taxable capital gains for the year of disposition, in any of the three preceding years, or in any subsequent year, subject to the detailed provisions of the Tax Act.

Non-Residents of Canada

The following is a summary of the principal Canadian federal income tax considerations generally applicable to a participant in the Plan who, for purposes of the Tax Act and any applicable tax treaty, and at all relevant times, is not resident or deemed to be resident in Canada, does not use or hold (and is not deemed under the Tax Act to use or hold) common shares in, or in the course of, carrying on a business in Canada, and is not an insurer who carries on an insurance business in Canada and elsewhere (a “Non-Resident Shareholder”).

Generally, the amount of the cash dividends paid by us to a Non-Resident Shareholder is subject to Canadian withholding tax under the Tax Act at a rate of 25%, subject to reduction under an applicable bilateral tax treaty. In the case of a Non-Resident Shareholder who is a resident of the United States for the purposes of the Canada-U.S. Tax Treaty, the rate of such withholding tax is generally reduced to 15%.

It is not certain whether the amount by which the fair market value of the common shares received by a Non-Resident Shareholder on a reinvestment of cash dividends pursuant to the Plan exceeds the amount of the cash reinvested (that is, the 5% discount) is subject to this 15% withholding tax. In the event we determine that it is, we will withhold such tax and remit it to the Canadian government.

As a consequence of this withholding tax, the amount that may be reinvested in the Plan by a Non-Resident Shareholder, and the number of common shares received by a Non-Resident Shareholder on a reinvestment of cash dividends, will be reduced by the amount of the taxes withheld.

Generally, no Canadian taxes will be payable by a Non-Resident Shareholder in respect of a disposition by the Non-Resident Shareholder of common shares, provided the common shares do not constitute “taxable Canadian property” (within the meaning of the Tax Act) to the Non-Resident Shareholder. Generally, common shares will not constitute taxable Canadian property to a Non-Resident Shareholder at a particular time provided the Non-Resident Shareholder, persons with whom the Non-Resident Shareholder does not deal at arm’s length (within the meaning of the Tax Act), or the Non-Resident Shareholder together with such persons did not own 25% or more of the issued common shares at any time during the 60 month period that ends at that particular time.

United States Federal Income Tax Considerations

The following is a general description of the material United States federal income tax consequences of the ownership and disposition of our common shares to a shareholder who is a United States person and who holds our common shares as capital assets (referred to as a “United States Shareholder”). This description is for general information purposes only and is based on the United States Internal Revenue Code of 1986, as amended (referred to as the “Code”), Treasury regulations promulgated under the Code, and judicial and administrative interpretations of the Code and those regulations, all as in effect on the date of this prospectus and all of which are subject to change, possibly with retroactive effect. The tax treatment of a United States Shareholder may vary depending upon his particular situation. Some holders (including persons that are not United States persons, banks, insurance companies, tax-exempt organizations, financial institutions, persons whose functional currency is not the U.S. dollar, persons subject to the alternative minimum tax and broker-dealers) may be subject to special rules not discussed below. The discussion below does not address the effect of any state, local or foreign tax law on a United States Shareholder. There can be no assurance that the United States Internal Revenue Service (the “IRS”) will take a similar view as to any of the tax consequences described in this summary. Purchasers of our common shares are advised to consult their own tax advisors with respect to an investment in our common shares.

For purposes of this description, a “United States person” means any one of the following:

•	an individual who is a citizen or resident of the United States;

•

a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States or of any political subdivision of the United States;

•	an estate that is subject to United States federal income taxation without regard to the source of its income; or

•

a trust, if a United States court has primary supervision over its administration and one or more United States persons have the authority to control all substantial decisions of the trust, or the trust has made a valid election to be treated as a United States person.

If a partnership (including any entity treated as a partnership or other pass through entity for United States federal income tax purposes) is a holder of common shares, the United States federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. Partners and partnerships should consult their tax advisors as to the particular federal income tax consequences applicable to them.

Amount Capable of Inclusion in Income

For United States federal income tax purposes, a United States Shareholder who is a participant in the Plan will be treated as receiving a distribution equal to the sum of (i) the fair market value as of the distribution payment date of common shares acquired pursuant to the Plan, and (ii) any Canadian taxes which we withhold with respect to the distribution. The amount treated as a distribution will be capable of inclusion in the United States Shareholder’s income as a taxable dividend to the extent of our current and accumulated earnings and profits, as determined for United States federal income tax purposes. These dividends will not be eligible for the dividends received deduction, which is generally allowed to United States corporate shareholders on dividends received from a domestic United States corporation. Any portion of the distribution in excess of our earnings and profits will first be treated as a tax-free return of capital to the extent of the United States Shareholder’s tax basis in its common shares and will be applied against and reduce that basis on a dollar-for-dollar basis (thereby increasing the amount of gain and decreasing the amount of loss recognized on a subsequent disposition of the common shares). To the extent that the distribution exceeds the United States Shareholder’s tax basis, the excess will constitute gain from a sale or exchange of the common shares. A United States Shareholder will generally recognize gain or loss upon the sale or exchange of our common shares equal to the difference (if any) between the amount the shareholder realizes on the sale or exchange and its adjusted tax basis in our common shares. Subject to the passive foreign investment company rules discussed below, any gain or loss will be capital gain or loss and will be long-term capital gain or loss if the United States Shareholder’s holding period for the common shares is more than one year at the time of the sale or exchange.

For tax years beginning before January 1, 2013, a dividend paid by us to a United States Shareholder who is an individual, estate or trust generally will be taxed at the preferential tax rates applicable to long-term capital gains if we are a “qualified foreign corporation” (“QFC”) and certain holding period requirements for the common shares are met. We generally will be a QFC as defined under Section 1(h)(11) of the Code if we are eligible for the benefits of the Canada - U.S. Tax Convention or our shares are readily tradable on an established securities market in the U.S. However, even if we satisfy one or more of these requirements, we will not be treated as a QFC if we are a “passive foreign investment company (or “PFIC,” as defined below) for the tax year during which we pay a dividend or for the preceding tax year. See the section below under the heading “Passive Foreign Investment Company Considerations” below.

If a United States Shareholder fails to qualify for the preferential tax rates discussed above, a dividend paid by us to a United States Shareholder generally will be taxed at ordinary income tax rates (and not at the preferential tax rates applicable to long-term capital gains). The dividend rules are complex, and each United States Shareholder should consult its own tax advisor regarding the application of such rules.

Foreign Currency Gains

Taxable distributions with respect to our common shares that are paid in Canadian dollars will be included in the gross income of a United States Shareholder as translated into U.S. dollars calculated by reference to the exchange rate in effect on the day the distribution is received by the shareholder regardless of whether the Canadian dollars are converted into U.S. dollars at that time. A United States Shareholder who receives a payment in Canadian dollars and converts Canadian dollars into U.S. dollars at a conversion rate other than the rate in effect on the day of the distribution may have a foreign currency exchange gain or loss that would be treated as United States source ordinary income or loss. United States Shareholders are urged to consult their own tax advisors concerning the United States tax consequences of acquiring, holding and disposing of Canadian dollars.

In the case of a cash basis United States Shareholder who receives Canadian dollars, or another foreign currency, in connection with a sale, exchange or other disposition of our common shares, the amount realized will be based on the U.S. dollar value of the foreign currency received with respect to the common shares as determined on the settlement date of the sale or exchange. An accrual basis United States Shareholder may elect the same treatment required of cash basis taxpayers with respect to a sale or exchange of common shares, provided that the election is applied consistently from year to year. This election may not be changed without the consent of the IRS. If an accrual basis United States Shareholder does not elect to be treated as a cash basis taxpayer, that United States Shareholder may have a foreign currency gain or loss for United States federal income tax purposes equal to the difference between the U.S. dollar value of the currency received on the date of the sale or exchange of the common shares and the date of payment. This currency gain or loss would be treated as ordinary income or loss and would be in addition to the gain or loss, if any, recognized by that United States Shareholder on the sale, exchange or other disposition of the common shares.

Basis and Holding Period

The tax basis of common shares received by a United States Shareholder pursuant to the Plan will equal the fair market value as of the distribution payment date of those common shares, and the holding period for those common shares will begin on the day after the distribution payment date.

Passive Foreign Investment Company Considerations

Special, generally unfavorable, rules apply to the ownership and disposition of the stock of a passive foreign investment company (“PFIC”). In the absence of any qualified electing fund (“QEF”) or mark-to-market election, if we were to be treated as a PFIC for any year during which a United States Shareholder held common shares, the shareholder would be taxed under generally unfavorable rules that apply if a shareholder recognizes a gain on the sale or other disposition of PFIC stock or receives certain distributions with respect to the stock. Among the consequences would be a loss of favorable capital gains rates and the imposition of an interest charge. We do not believe that we have been a PFIC during the prior taxable year and, based on our current operations and projections, do not believe that we are or will become a PFIC during the taxable year ended December 31, 2011. We note, however, that passive foreign investment company status is fundamentally factual in nature, generally cannot be determined until the close of the taxable year in question and is determined annually. Consequently, we can provide no assurance that we will not be a passive foreign investment company for either the current taxable year or for any subsequent taxable year. United States Shareholders are urged to consult their own tax advisors regarding our possible classification as a passive foreign investment company and the consequences if that classification were to occur, and the availability of the QEF election or mark-to-market election.

Foreign Tax Credits

Regardless of whether the distribution to a United States Shareholder under the Plan is subject to tax under the PFIC rules or as described in “Amount Capable of Inclusion in Income”, any tax withheld by Canadian taxing authorities with respect to the distribution under the Plan may, subject to a number of complex limitations, be claimed as a foreign tax credit against a United States Shareholder’s United States federal income tax liability or may be claimed as a deduction for United States federal income tax purposes. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends that we distribute with respect to common shares will generally be “passive category income” for purposes of computing the foreign tax credit allowable to a United States Shareholder. Because of the complexity of those limitations, each United States Shareholder should consult its own tax advisor with respect to the amount of foreign taxes that may be claimed as a credit.

United States Information Reporting and Backup Withholding

Under U.S. federal income tax law and Treasury regulations, certain categories of United States Shareholders must file information returns with respect to their investment in, or involvement in, a foreign corporation. For example, recently enacted legislation generally imposes new U.S. return disclosure obligations (and related penalties) on United States Shareholders that hold certain specified foreign financial assets in excess of US$50,000. The definition of specified foreign financial assets includes not only financial accounts maintained in foreign financial institutions, but also, unless held in accounts maintained by a financial institution, any stock or security issued by a non-United States person, any financial instrument or contract held for investment that has an issuer or counterparty other than a United

States person and any interest in a foreign entity. United States Shareholders may be subject to these reporting requirements unless their common shares are held in an account at a United States financial institution. Penalties for failure to file certain of these information returns are substantial. United States Shareholders should consult with their own tax advisors regarding the requirements of filing information returns, and, if applicable, filing obligations relating to a mark-to-market or QEF election.

Payments made within the U.S. or by a U.S. payor or U.S. middleman, of dividends on, and proceeds arising from the sale or other taxable disposition of, common shares will generally be subject to information reporting and backup withholding tax, at the rate of 28%, if a United States Shareholder (a) fails to furnish such United States Shareholder’s correct U.S. taxpayer identification number (generally on Form W-9), (b) furnishes an incorrect U.S. taxpayer identification number, (c) is notified by the IRS that such United States Shareholder has previously failed to properly report items subject to backup withholding tax, or (d) fails to certify, under penalty of perjury, that such United States Shareholder has furnished its correct U.S. taxpayer identification number and that the IRS has not notified such United States Shareholder that it is subject to backup withholding tax. However, certain exempt persons generally are excluded from these information reporting and backup withholding rules. Any amounts withheld under the U.S. backup withholding tax rules will be allowed as a credit against a United States Shareholder’s U.S. federal income tax liability, if any, or will be refunded, if such United States Shareholder furnishes required information to the IRS in a timely manner. Each United States Shareholder should consult its own tax advisor regarding the information reporting and backup withholding rules.

PLAN OF DISTRIBUTION

Subject to the discussion below, we will distribute common shares purchased under the Plan as described in this prospectus. The Plan Agent will assist in the identification of shareholders, execute transactions in the common shares pursuant to the Plan and provide other related services, but will not be acting as an underwriter with respect to our common shares sold under the Plan. You will pay no brokerage commissions or trading or transaction fees on common shares purchased through the Plan with reinvested dividends. However, you may be responsible for other fees and expenses, including a handling fee and brokerage commissions and trading and transaction fees upon the sale of your common shares that are subject to the Plan, including the sale of your common shares upon the termination of participation in the Plan. Our common shares are currently listed for trading on the TSX and the NYSE under the symbols “PWT” and “PWE”, respectively.

Persons who acquire our common shares through the Plan and resell them shortly after acquiring them, including coverage of short positions, under certain circumstances, may be participating in a distribution of securities that would require compliance with Regulation M under the Exchange Act and may be considered to be underwriters within the meaning of the Securities Act. We will not extend to any such person any rights or privileges other than those to which he, she or it would be entitled as a participant in the Plan, nor will we enter into any agreement with any such person regarding the resale or distribution by any such person of common shares so purchased.

Our major shareholders, directors, officers and members of our management, supervisory or administrative bodies may participate in the Plan.

From time to time, financial intermediaries, including brokers and dealers, and other persons may engage in positioning transactions in order to benefit from any discounts to the market price applicable to common shares purchased pursuant to the reinvestment of dividends under the Plan. Those transactions may cause fluctuations in the trading price and volume of our common shares. Financial intermediaries and such other persons who engage in positioning transactions may be deemed to be underwriters. We have no arrangements or understandings, formal or informal, with any person relating to the sale of our common shares to be received under the Plan. We reserve the right to modify, suspend or terminate participation in the Plan by otherwise eligible persons to eliminate practices that are inconsistent with the purposes of the Plan.

DESCRIPTION OF SECURITIES TO BE REGISTERED

The common shares to be offered by this prospectus will be offered to our shareholders pursuant to participation in the Plan. The common shares are currently listed on the Toronto Stock Exchange under the symbol “PWT” and on the New York Stock Exchange under the symbol “PWE”.

We are authorized to issue an unlimited number of common shares without nominal or par value and 90,000,000 preferred shares without nominal or par value.

A description of the common shares is set forth under the headings (i) “Dividend Record and Policy”, “Description of Capital Structure” and “Consolidated Capitalization” in Appendix D (“Information Concerning New Penn West and AcquisitionCo”) to the Information Circular and Proxy Statement of Penn West Energy Trust, dated November 10, 2010, which we refer to as the “Circular”, and (ii) “The Arrangement—Effect on Unitholders and Distributions”, “The Arrangement—Dividend Policy of New Penn West”, “Certain Canadian Federal Income Tax Considerations” and “Certain United States Federal Income Tax Considerations” in the Circular, all of which description is incorporated herein by reference to Exhibit 99.1 to Penn West Energy Trust’s Report of Foreign Issuer on Form 6-K furnished on November 18, 2010. The foregoing description is only a summary of certain terms and conditions of the common shares and is qualified in its entirety by reference to our Articles of Amalgamation, By-Laws and specimen common share certificate, each of which has been filed as an exhibit to the registration statement of which this prospectus form a part.

DESCRIPTION OF ARTICLES AND BY-LAWS

Conflict of Interest

Our By-Laws provide that a director or officer of our company who is a party to a material contract or material transaction or proposed material contract or proposed material transaction with our company, or is a director or an officer or has a material interest in any person who is a party to a material contract or proposed material contract or material transaction or proposed material transaction with our company, must disclose the nature and extent of his or her interest at the time and in the manner provided in the ABCA. Except as provided in the ABCA, no such director may vote on any resolution to approve such contract or transaction. If a material contract or material transaction is made between us and one or more of our directors or officers, or between us and another person of which a director or officer of our company is a director or officer or in which he or she has a material interest: (i) the contract or transaction is neither void nor voidable by reason only of that relationship, or by reason only that a director with an interest in the contract or transaction is present at or is counted to determine the presence of a quorum at a meeting of directors or committee of directors that authorized the contract or transaction; and (ii) a director or officer or former director or officer of our company to whom a profit accrues as a result of the making of the contract is not liable to account to us for that profit by reason only of holding office as a director or officer, if the director or officer disclosed his or her interest in accordance with the provisions of the ABCA and the contract was approved by our directors or our shareholders and it was reasonable and fair to us at the time it was approved.

Even if the above conditions are not met, our By-Laws provide that a director or officer acting honestly and in good faith will not be accountable to us or to our shareholders for any profit realized from a material contract or material transaction for which disclosure is required by the ABCA, and any such contract or transaction will not be void or voidable by reason only of the director or officer’s interest in the contract, provided that the material contract or material transaction was approved or confirmed by special resolution at a meeting of our shareholders, disclosure of the interest was made to our shareholders in a manner sufficient to indicate its nature before the contract or transaction was approved or confirmed, and the contract or transaction was reasonable and fair to us at the time it was approved or confirmed.

Remuneration of Directors, Officers and Employees

Our By-laws provide that subject to our Articles of Amalgamation, our directors may fix the remuneration of our directors, officers and employees. Any remuneration paid to a director will be in addition to the salary paid to the director in his or her capacity as an officer or employee of our company. The directors may also by resolution award special remuneration to any director in undertaking any special services on our behalf. Our directors, officers and employees are also entitled to be paid their traveling and other expenses properly incurred by them in connection with our affairs.

Our By-laws further provide that subject to our Articles of Amalgamation, a majority of our directors constitutes a quorum at any meeting of directors and, notwithstanding any vacancy among the directors, and subject to the ABCA, a quorum of directors may exercise all the powers of the directors. None of our Articles of Amalgamation,

By-Laws or the ABCA contain any explicit restrictions on our directors’ ability to fix the remuneration of directors in the absence of an independent quorum of directors. However, our directors are subject to the conflict of interest rules described aboveunder “Conflict of Interest”, our directors fix the remuneration of directors in accordance with policies adopted by our directors from time to time, and our directors are subject to statutory and common law fiduciary duties at all times. Questions arising at any meeting of directors are decided by a majority of votes. In the case of an equality of votes, the chairman of the meeting does not have a second or casting vote.

Borrowing Powers of Directors

Our Articles of Amalgamation provide that our directors may, without authorization of our shareholders:

(i)	borrow money on the credit of our company;

(ii)	issue, reissue, sell or pledge debt obligations of our company;

(iii)	subject to the ABCA, give a guarantee on behalf of our company to secure performance of an obligation of any person; and

(iv)	mortgage, hypothecate, pledge or otherwise create a security interest in all or any property of our company, owned or subsequently acquired, to secure any obligation of our company.

The ABCA provides that our directors will have these powers unless our Artices of Amalgamation or By-Laws are amended to provide otherwise. Any amendment to our Articles of Amalgamation or By-Laws would need to be approved by the holders of our common shares in accordance with the requirements of the ABCA. The ABCA also provides that unless our Articles of Amalgamation or By-Laws are amended to provide otherwise, our directors may, by resolution, delegate the powers referred to above to a director, to a committee of directors, or to an officer.

Voting Rights

The holders of our common shares are entitled to notice of, to attend and to one vote per share held at any meeting of our shareholders (other than meetings of a class or series of shares other than the common shares as such). Our directors do not stand for re-election at staggered intervals.

The holders of our common shares are entitled to receive dividends as and when declared by our board of directors on the common shares as a class, subject to prior satisfaction of all preferential rights to dividends attached to shares of other classes of our shares ranking in priority to the common shares in respect of dividends. Any dividend unclaimed after a period ending on the last business day prior to the third anniversary of the date on which the dividend has been declared to be payable will be forfeited and will revert to us and will be deemed to have been transferred to us on that date.

The holders of our common shares are entitled in the event of any liquidation, dissolution or winding-up of our company, whether voluntary or involuntary, or any other distribution of our assets among our shareholders for the purpose of winding-up our affairs, and subject to prior satisfaction of all preferential rights to return of capital on dissolution attached to all shares of other classes of our shares ranking in priority to the common shares in respect of return of capital on dissolution, to share on a pro rata basis, together with the holders of shares of any other class of our shares ranking equally with the common shares in respect of return of capital on dissolution, in such of our assets as are available for distribution.

Changes to Shareholder Rights

In accordance with the ABCA, the rights of our common shareholders may be changed by amending our Articles of Amalgamation or, to the extent applicable, our By-Laws. An amendment to our Articles of Amalgamation or By-Laws, as applicable, would require the approval of the holders of our common shares in accordance with the requirements of the ABCA.

Shareholder Meetings

Subject to the provisions of the ABCA, our annual meeting of shareholders must be held at our registered office or at a place elsewhere within Alberta determined by our directors on the day in each year and at the time that our directors may determine. If our Articles of Amalgamation so permit, our annual meeting of shareholders may be held outside Alberta. The ABCA requires that we hold an annual meeting of our shareholders each year, no later than 15 months after the date of our prior annual meeting.

In addition, our directors may at any time call a special meeting of shareholders to be held on the day and at the time and, subject to the provisions of the ABCA, at the place within Alberta that our directors may determine (or, if our Articles of Amalgamation so permit, outside Alberta).

Under the ABCA, notice of a meeting of shareholders is required to be provided at least 21 days, but no more than 50 days, prior to the date on which the meeting is to be held.

The ABCA permits a record date to be set for determining shareholders entitled to vote at a shareholder meeting. If a record date is set, it must be a date that is at least 21 days, but no more than 50 days, prior to the date on which the meeting is to be held. If we do not set a record date, the record date will be determined in accordance with the provisions of the ABCA.

Our By-Laws state that the only persons entitled to be present at a meeting of shareholders are:

(a)	those entitled to vote at the meeting;

(b)	our directors, officers and auditors of the Corporation;

(c)	others who, although not entitled to vote, are entitled or required under any provision of the ABCA, our Articles of Amalgamation or our By-Laws to be present at the meeting;

(d)	our legal counsel when invited by us to attend the meeting; and

(e)	any other person on the invitation of the chairman of the meeting or with the consent of the meeting.

Votes at meetings of shareholders may be given either personally or by proxy. Every question submitted to any meeting of shareholders will be decided on a show of hands except when a ballot is required by the chairman of the meeting or is demanded by a shareholder or proxyholder entitled to vote at the meeting. A shareholder or proxyholder may demand a ballot either before or on the declaration of the result of any vote by show of hands. At every meeting at which he or she is entitled to vote, every shareholder present in person and every proxyholder has one vote on a show of hands. Upon a ballot at which he or she is entitled to vote, every shareholder present in person or by proxy will (subject to the provisions, if any, of our Articles of Amalgamation) have one vote for every share for which he or she is entitled to vote. In the case of an equality of votes the chairman of the meeting shall not, either on a show of hands or on a ballot, have a second or casting vote in addition to the vote or votes to which he or she may be entitled as a shareholder or proxyholder.

At any meeting, unless a ballot is demanded by a shareholder or proxyholder entitled to vote at the meeting, a declaration by the chairman of the meeting that a resolution has been carried unanimously or by a particular majority or lost or not carried by a particular majority shall be conclusive evidence of the fact without proof of the number or proportion of votes recorded in favour of or against the resolution.

If at any meeting a ballot is demanded on the election of a chairman or on the question of adjournment or termination, the ballot must be taken promptly without adjournment. If a ballot is demanded on any other question or as to the election of directors, the ballot must be taken in the manner and either at once or later at the meeting or after adjournment as the chairman of the meeting directs. The result of a ballot will be deemed to be the resolution of the meeting at which the ballot was demanded. A demand for a ballot may be withdrawn.

With the consent of the chairman of the meeting, a shareholder or any other person entitled to attend a meeting of shareholders may participate in the meeting by electronic means, telephone or other communication facilities that permit all persons participating in the meeting to hear or otherwise communicate with each other and a person participating in such a meeting by those means is deemed for the purposes of the ABCA and our By-Laws to be present at the meeting.

If our directors or shareholders call a meeting of shareholders, the directors or the shareholders, as the case may be, may (with the consent of the chairman of the meeting) determine that the meeting will be held, in accordance with the ABCA, entirely by electronic means, telephone or other communication facility that permits all participants to communicate adequately with each other during the meeting.

The chairman of the meeting may with the consent of the meeting adjourn any meeting of shareholders from time to time to a fixed time and place and if the meeting is adjourned by one or more adjournments for an aggregate of less than 30 days it is not necessary to give notice of the adjourned meeting other than by announcement at the time of an adjournment.

Any adjourned meeting shall be duly constituted if held in accordance with the terms of the adjournment and a quorum is present at the adjourned meeting. The persons who formed a quorum at the original meeting are not required to form the quorum at the adjourned meeting. Any business may be brought before or dealt with at the adjourned meeting that might have been brought before or dealt with at the original meeting in accordance with the notice calling the same.

Two persons present and holding or representing by proxy one-quarter of the shares entitled to vote at a meeting of shareholders constitutes a quorum. If a quorum is present at the opening of a meeting of shareholders, the shareholders present may proceed with the business of the meeting, notwithstanding that a quorum is not present throughout the meeting. Notwithstanding the foregoing, if we have only one shareholder, or one shareholder holding a majority of the shares entitled to vote at the meeting, that shareholder present in person or by proxy constitutes a meeting and a quorum for the meeting.

A resolution in writing signed by all the shareholders entitled to vote on that resolution is as valid as if it had been passed at a meeting of the shareholders. A resolution in writing dealing with all matters required by the ABCA or our By-Laws to be dealt with at a meeting of shareholders, and signed by all the shareholders entitled to vote at that meeting, satisfies all the requirements of the ABCA and our By-Laws relating to meetings of shareholders.

Qualification of Directors

In accordance with the ABCA, a person must be at least 18 years of age in order to serve as a director of our company. In accordance with our Director Retirement Policy, each non-management member of our Board of Directors must offer their resignation to the Chairman of the Governance Committee of our Board of Directors upon reaching the age of 65 and annually after that date.

In accordance with our Director and Executive Share Ownership Policy, each non-management member of our Board of Directors must, within a period expiring five years from the later of (a) January 1, 2011 and (b) the date of their election to our Board of Directors, own and maintain ownership of a minimum of 15,000 of our common shares. In addition, the Chairman of our Board of Directors must, within a period expiring five years from the later of (a) January 1, 2011 and (b) the date of the Chairman’s appointment as Chairman, own and maintain ownership of common shares representing a value that is equal to at least three times the Chairman’s annual retainer for serving as Chairman of our Board of Directors. The number of common shares deemed to be held by an individual is calculated in accordance with the Policy.

TRADING HISTORY

Following the Conversion, our common shares began trading on the Toronto Stock Exchange on January 10, 2011 and on the New York Stock Exchange on January 3, 2011. Prior to the Conversion, the trust units of Penn West Energy Trust began trading on the Toronto Stock Exchange on June 2, 2005 and on the New York Stock Exchange on June 22, 2006. The following table sets forth the price range of the trust units or common shares, as applicable, as reported by the Toronto Stock Exchange and the New York Stock Exchange for the periods indicated, beginning, in the case of the New York Stock Exchange, on June 22, 2006:

		Toronto Stock Exchange (Cdn$)		New York Stock Exchange (US$)
		High	Low	High	Low
2006	Full Year	47.77	31.60	43.00	27.74

2007	Full Year	38.33	25.25	36.30	25.61

2008	Full Year	35.60	12.93	35.49	9.97

2009	Full Year	19.49	8.82	18.48	6.77

	First Quarter	16.18	8.82	13.72	6.77

	Second Quarter	15.92	11.51	14.68	9.07

	Third Quarter	16.98	12.51	15.84	10.70

	Fourth Quarter	19.49	15.30	18.48	14.07

2010	Full Year	24.45	17.09	24.33	16.00

	First Quarter	22.35	17.44	21.81	16.30

	Second Quarter	22.33	17.09	22.32	16.00

	Third Quarter	20.98	18.30	20.35	17.71

	Fourth Quarter	24.45	20.51	24.33	19.98

	July	20.98	19.86	20.35	18.83

	August	20.77	19.65	20.09	18.70

	September	20.85	18.30	20.33	17.71

	October	23.50	20.51	22.89	19.98

	November	23.96	21.80	23.95	21.28

	December	24.45	21.78	24.33	21.62

2011	January (through January 12)	25.14	23.95	25.42	23.95

EXPENSES

The expenses in connection with the issuance and distribution of the common shares being offered are as follows:

Securities and Exchange Commission Registration Fee	$28,248

Legal Fees and Expenses	$50,000*

Auditor Fees	$20,000*

Blue Sky Fees and Expenses	$0.00*

Stock Exchange Listing Fees	$200,000*

Printing Fees	$0.00*

Total	$298,248*

*	Estimated

INDEMNIFICATION

Our By-Laws provide that no director or officer of our company will be liable to us for the acts, receipts, neglects or defaults of any other director or officer or employee or for joining in any receipt or act for conformity or for any loss, damage or expense happening to us through the insufficiency or deficiency of title to any property acquired by us or for or on behalf of our company or for the insufficiency or deficiency of any security in or upon which any of the monies of or belonging to us shall be placed out or invested or for any loss or damage arising from the bankruptcy, insolvency or tortious act of any person, firm or corporation including any person, firm or corporation with whom or which any monies, securities or effects shall be lodged or deposited or for any loss, conversion, misapplication or misappropriation of or any damage resulting from any dealings with any monies, securities or other assets belonging to us or for any other loss, damage or misfortune whatever which may happen in the execution of the duties of his or her respective office of trust or in relation thereto, unless the same shall happen by or through his or her failure to exercise the powers and to discharge the duties of his or her office honestly, in good faith with a view to our best interests, and in connection therewith to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances, provided that nothing herein contained shall relieve a director or officer from the duty to act in accordance with the ABCA or relieve him or her from liability for a breach of that duty under the ABCA.

Our By-Laws require that we indemnify our directors and officers, our former directors and officers and any person who acts or acted at our request as a director or officer of a body corporate of which we are or were a shareholder or creditor, and his or her heirs and legal representatives, against all costs, charges and expenses, to the maximum extent permitted under the ABCA. We have entered into indemnification agreements with our officers and directors that indemnify those persons to the maximum amount permitted by applicable law. Pursuant to these agreements, we have agreed to provide an advance of defense costs prior to final disposition of a proceeding, subject to an obligation to repay in certain circumstances.

Our By-Laws also state that, as permitted by the ABCA, we may purchase and maintain insurance for the benefit of any person referred to in the above paragraph against any liability incurred by him or her:

(a)	in his or her capacity as a director or officer of our company, except where the liability relates to his or her failure to act honestly and in good faith with a view to our best interests; or

(b)	in his or her capacity as a director or officer of another body corporate where he or she acts or acted in that capacity at our request, except where the liability relates to his or her failure to act honestly and in good faith with a view to the best interests of the body corporate.

We have purchased insurance against potential claims against our directors and officers and against loss for which we may be required or permitted by law to indemnify those directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the applicable provisions of the ABCA and our By-Laws, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

LEGAL MATTERS

The validity of the common shares being offered by this prospectus and certain federal Canadian tax matters will be passed upon for us by Burnet, Duckworth & Palmer LLP, Calgary, Alberta. Certain United States federal tax matters will be passed upon for us by Dorsey & Whitney LLP, Vancouver, B.C. and Seattle, Washington.

EXPERTS

The consolidated financial statements of Penn West Energy Trust as of December 31, 2009 and 2008, and for the years then ended, the supplemental note to the consolidated financial statements entitled “Reconciliation of Canadian and United States Generally Accepted Accounting Principles” and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2009 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

Certain information relating to our reserves incorporated by reference into this prospectus has been calculated by us and evaluated, as at December 31, 2009, by GLJ Petroleum Consultants Ltd. and by Sproule Associates Limited, each independent petroleum engineering consultants retained by us, and has been so included in reliance on the evaluation of GLJ Petroleum Consultants Ltd. and Sproule Associates Limited, respectively, given upon the authority of said firms as experts in reserve engineering.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8.	Indemnification of Directors and Officers

Section 124 of the Business Corporations Act (Alberta) provides as follows:

124(1) Except in respect of an action by or on behalf of the corporation or body corporate to procure a judgment in its favour, a corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or a person who acts or acted at the corporation’s request as a director or officer of a body corporate of which the corporation is or was a shareholder or creditor, and the director’s or officer’s heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the director or officer in respect of any civil, criminal or administrative action or proceeding to which the director or officer is made a party by reason of being or having been a director or officer of that corporation or body corporate, if

(a)	the director or officer acted honestly and in good faith with a view to the best interests of the corporation, and

(b)	in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the director or officer had reasonable grounds for believing that the director’s or officer’s conduct was lawful.

(2) A corporation may with the approval of the Court indemnify a person referred to in subsection (1) in respect of an action by or on behalf of the corporation or body corporate to procure a judgment in its favour, to which the person is made a party by reason of being or having been a director or an officer of the corporation or body corporate, against all costs, charges and expenses reasonably incurred by the person in connection with the action if the person fulfils the conditions set out in subsections (1)(a) and (b).

(3) Notwithstanding anything in this section, a person referred to in subsection (1) is entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by the person in connection with the defence of any civil, criminal or administrative action or proceeding to which the person is made a party by reason of being or having been a director or officer of the corporation or body corporate, if the person seeking indemnity

(a)	was substantially successful on the merits in the person’s defence of the action or proceeding,

(b)	fulfils the conditions set out in subsection (1)(a) and (b), and

(c)	is fairly and reasonably entitled to indemnity.

(3.1) A corporation may advance funds to a person in order to defray the costs, charges and expenses of a proceeding referred to in subsection (1) or (2), but if the person does not meet the conditions of subsection (3) he or she shall repay the funds advanced.

(4) A corporation may purchase and maintain insurance for the benefit of any person referred to in subsection (1) against any liability incurred by the person

(a)	in the person’s capacity as a director or officer of the corporation, except when the liability relates to the person’s failure to act honestly and in good faith with a view to the best interests of the corporation, or

(b)	in the person’s capacity as a director or officer of another body corporate if the person acts or acted in that capacity at the corporation’s request, except when the liability relates to the person’s failure to act honestly and in good faith with a view to the best interests of the body corporate.

(5) A corporation or a person referred to in subsection (1) may apply to the Court for an order approving an indemnity under this section and the Court may so order and make any further order it thinks fit.

(6) On an application under subsection (5), the Court may order notice to be given to any interested person and that person is entitled to appear and be heard in person or by counsel.

Sections 15, 16 and 17 of the By-Laws of Penn West Petroleum Ltd., contain the following provisions with respect to the protection and indemnification of Penn West Petroleum Ltd.’s directors and officers:

For the Protection of Directors and Officers

15.        No director or officer of the Corporation shall be liable to the Corporation for the acts, receipts, neglects or defaults of any other director or officer or employee or for joining in any receipt or act for conformity or for any loss, damage or expense happening to the Corporation through the insufficiency or deficiency of title to any property acquired by the Corporation or for or on behalf of the Corporation or for the insufficiency or deficiency of any security in or upon which any of the monies of or belonging to the Corporation shall be placed out or invested or for any loss or damage arising from the bankruptcy, insolvency or tortious act of any person, firm or corporation including any person, firm or corporation with whom or which any monies, securities or effects shall be lodged or deposited or for any loss, conversion, misapplication or misappropriation of or any damage resulting from any dealings with any monies, securities or other assets belonging to the Corporation or for any other loss, damage or misfortune whatever which may happen in the execution of the duties of his or her respective office of trust or in relation thereto, unless the same shall happen by or through his or her failure to exercise the powers and to discharge the duties of his or her office honestly, in good faith with a view to the best interests of the Corporation, and in connection therewith to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances, provided that nothing herein contained shall relieve a director or officer from the duty to act in accordance with the Act or relieve him or her from liability for a breach of that duty under the Act.

Indemnities to Directors and Others

16.        The Corporation shall indemnify a director or officer of the Corporation, a former director or officer of the Corporation or a person who acts or acted at the Corporation’s request as a director or officer of a body corporate of which the Corporation is or was a shareholder or creditor, and his or her heirs and legal representatives, against all costs, charges and expenses, to the maximum extent permitted under the Act and may enter into indemnification agreements with each such persons from time to time. Nothing herein contained shall limit the right of any person entitled to indemnity to claim indemnity apart from the provisions of this paragraph 16.

Insurance

17.        The Corporation may purchase and maintain insurance for the benefit of any person referred to in paragraph 16 against any liability incurred by him or her:

(a)	in his or her capacity as a director or officer of the Corporation, except where the liability relates to his or her failure to act honestly and in good faith with a view to the best interests of the Corporation; or

(b)	in his or her capacity as a director or officer of another body corporate where he or she acts or acted in that capacity at the Corporation’s request, except where the liability relates to his or her failure to act honestly and in good faith with a view to the best interests of the body corporate.

The Corporation has purchased insurance against potential claims against the directors or officers of the Corporation and against loss for which the Corporation may be required or permitted by law to indemnify such directors and officers.

The Corporation has entered into indemnification agreements with its officers and directors that indemnify such persons to the maximum amount permitted by applicable law. Pursuant to these agreements, the Corporation has agreed to provide an advance of defense costs prior to final disposition of a proceeding, subject to an obligation to repay in certain circumstances.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Corporation pursuant to the applicable provisions of the Business Corporations Act (Alberta) and our By-Laws, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 9.	Exhibits

Exhibits Number	Document Description
3.1	Articles of Amalgamation (incorporated by reference to Exhibit 3.2 to our Registration Statement on Form 8-A, filed on January 3, 2011)
3.2	By-Laws (incorporated by reference to Exhibit 3.2 to our Registration Statement on Form 8-A, filed on January 3, 2011)
4.1	Amended and Restated Dividend Reinvestment and Optional Common Share Purchase Plan, dated as of January 1, 2011
5.1	Opinion of Burnet, Duckworth & Palmer LLP
8.1	Opinion of Dorsey & Whitney LLP
8.2	Opinion of Burnet, Duckworth & Palmer LLP (included in Exhibit 5.1)
23.1	Consent of KPMG LLP
23.2	Consent of GLJ Petroleum Consultants Ltd.
23.3	Consent of Sproule Associates Limited
23.4	Consent of Burnet, Duckworth & Palmer LLP (contained in Exhibit 5.1)
23.5	Consent of Dorsey & Whitney LLP (contained in Exhibit 8.1)
24.1	Powers of Attorney (included on the signature pages to this Registration Statement)

Item 10.	Undertakings

The undersigned registrant hereby undertakes:

(i)	To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement:

(1)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(2)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(3)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change in such information in the registration statement;

provided, however, that the undertakings set forth above in paragraphs (i)(1), (i)(2) and (i)(3) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(ii)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(iii)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(iv)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the registrant includes in the prospectus, by means of post-effective amendment, financial statements required pursuant to this paragraph (iv) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act or Rule 3-19 of Regulation S-K if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into the registration statement.

(v)	That, for the purpose of determining liability under the Securities Act to any purchaser: each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(vi)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(1)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(2)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(3)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(4)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual reports pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employees benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference into the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calgary, Province of Alberta, Canada on January 12, 2011.

PENN WEST PETROLEUM LTD.

By:	/S/ WILLIAM E. ANDREW
Name: William E. Andrew Title: Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints William E. Andrew and Todd Takeyasu, and each of them, any of whom may act without the joinder of the other, his true and lawful attorneys-in-fact and agent, acting together, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement, including, without limitation, post-effective amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on January 12, 2011.

Signature	Title

/S/ WILLIAM E. ANDREW William E. Andrew	Chief Executive Officer and Director (Principal Executive Officer)

/S/ TODD TAKEYASU Todd Takeyasu	Executive Vice President and Chief Financial Officer (Principal Accounting and Financial Officer)

/S/ JOHN A. BRUSSA John A. Brussa	Chairman of the Board and Director

/S/ JAMES E. ALLARD James E. Allard	Director

/S/ ROBERT G. BRAWN Robert G. Brawn	Director

/S/ GEORGE H. BROOKMAN George H. Brookman	Director

/S/ DARYL GILBERT Daryl Gilbert	Director

/S/ SHIRLEY MCCLELLAN Shirley McClellan	Director

/S/ MURRAY R. NUNNS Murray R. Nunns	President and Chief Operating Officer and Director

/S/ FRANK POTTER Frank Potter	Director

/S/ R. GREGORY RICH R. Gregory Rich	Director

/S/ JACK SCHANCK Jack Schanck	Director

/S/ JAMES C. SMITH James C. Smith	Director

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this registration statement, solely in the capacity of the duly authorized representative of Penn West Petroleum Ltd. in the United States, on this 12th day of January, 2011.

PUGLISI & ASSOCIATES

By:	/S/ DONALD J. PUGLISI
Name: Donald J. Puglisi Title: Managing Director

EXHIBIT INDEX

Exhibits Number	Document Description
3.1	Articles of Amalgamation (incorporated by reference to Exhibit 3.2 to our Registration Statement on Form 8-A, filed on January 3, 2011)
3.2	By-Laws (incorporated by reference to Exhibit 3.2 to our Registration Statement on Form 8-A, filed on January 3, 2011)
4.1	Amended and Restated Dividend Reinvestment and Optional Common Share Purchase Plan, dated as of January 1, 2011
5.1	Opinion of Burnet, Duckworth & Palmer LLP
8.1	Opinion of Dorsey & Whitney LLP
8.2	Opinion of Burnet, Duckworth & Palmer LLP (included in Exhibit 5.1)
23.1	Consent of KPMG LLP
23.2	Consent of GLJ Petroleum Consultants Ltd.
23.3	Consent of Sproule Associates Limited
23.4	Consent of Burnet, Duckworth & Palmer LLP (contained in Exhibit 5.1)
23.5	Consent of Dorsey & Whitney LLP (contained in Exhibit 8.1)
24.1	Powers of Attorney (included on the signature pages to this Registration Statement)